UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE POWER OF ALLISON TRANSMISSION

Notice of 2018 Annual Meeting and Proxy Statement

Wednesday, May 9, at 11 a.m. EDT at
Andaz Wall Street
75 Wall Street
New York, New York 10005

Letter from the Chairman and Chief Executive Officer

Dear Fellow Stockholder:

It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2018 annual meeting of stockholders, or the Annual Meeting, of Allison Transmission Holdings, Inc. This year’s meeting will be held on Wednesday, May 9, 2018 at 11:00 a.m. Eastern Time, at the Andaz Wall Street located at 75 Wall Street, New York, New York 10005.

You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending our stockholders a notice regarding the availability of this Proxy Statement, our 2017 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.

Our Board unanimously recommends that you vote:

(1)	“FOR” the election of the nine director nominees named in this proxy statement; and
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Last year was a noteworthy year for Allison Transmission thanks to solid execution of our strategic imperatives and our management team’s self-disciplined approach to creating lasting value for our stockholders, customers and employees. In 2017, we met or exceeded financial performance expectations, improved our profitability, grew our sales and made strategic investments in our business. We also managed our capital structure through opportunistic refinancing activities and returned capital to stockholders through quarterly dividends and $885 million of common stock repurchases. I appreciate your continued interest in and support of our company and look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence E. Dewey

Chairman and Chief Executive Officer

Notice of 2018 Annual Meeting of Stockholders

Wednesday, May 9, 2018

11:00 a.m. Eastern Time

Andaz Wall Street located at 75 Wall Street, New York, New York 10005

Record Date

March 12, 2018

Items of Business

(1)	To elect nine directors to serve until the 2019 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
(3)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Admission

In order to be admitted to the Annual Meeting, you must present (i) proof of ownership of Allison stock on March 12, 2018, which is the record date for the Annual Meeting, and (ii) a form of photo identification such as a driver’s license. Proof of ownership can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 12, 2018;
•	the Notice of Internet Availability of Proxy Materials;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Voting

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating, and returning the accompanying proxy card or voting instruction form will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Our Board unanimously recommends that you vote:

(1)	“FOR” the election of each of the nine director nominees named in this proxy statement; and
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

On or about Thursday, March 29, 2018, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2017 Annual Report to Stockholders or (2) a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials and vote on the Internet.

The Notice Regarding the Availability of Proxy Materials, Proxy Statement, form of proxy card and our 2017 Annual Report to Stockholders are available at www.proxyvote.com.

The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.

By order of the Board of Directors

Eric C. Scroggins

Vice President, General Counsel and Secretary

Questions and Answers about the Annual Meeting and Voting	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?	1
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
May I change my vote after I have submitted a proxy?	3
Is my vote confidential?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	3
Who is paying for the cost of this proxy solicitation?	4
What do I need to do to attend the meeting in person?	4
Is there a list of stockholders entitled to vote at the Annual Meeting?	4
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	4
Could other matters be decided at the Annual Meeting?	5
What is Allison’s Internet address?	5

Corporate Governance	6

Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	6
Majority Vote Standard for Election of Directors	7
Nominations for Directors	7
Director Qualifications	7
Stockholder Communication with our Board	8

Certain Relationships and Related Person Transactions	9

Sales to Customers Indirectly Owned by Director	9
Repurchase of Common Stock held by ValueAct Capital Master Fund	9

Meetings and Committees of our Board	10

Board Composition	10
Board Meetings, Attendance and Executive Sessions	10
Board Committees	10
The Audit Committee	11
The Compensation Committee	11
The Nominating and Corporate Governance Committee	11
Compensation Committee Interlocks and Insider Participation	12

Stock Ownership	13

Security Ownership of Certain Beneficial Owners	13
Security Ownership of Directors and Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	15

Executive Officers	16

Allison Transmission Holdings, Inc.

One Allison Way

Indianapolis, Indiana 46222

This proxy statement is being provided to stockholders on or about March 29, 2018 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2018 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Stockholders. The Annual Meeting will be held at 11:00 a.m. Eastern Time on Wednesday, May 9, 2018 at the Andaz Wall Street located at 75 Wall Street, New York, New York 10005.

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 12, 2018, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 29, 2018, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 138,360,062 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 69,180,032 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?

There are two proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1: To elect nine directors to serve until the 2019 annual meeting of stockholders, or until their successors are duly elected and qualified; and

•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Our Board recommends that you vote:

•

Proposal No. 1: “FOR” the election of each of the nine directors nominated by our Board to serve until the 2019 annual meeting of stockholders, or until their successors are duly elected and qualified; and

•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

2018 PROXY STATEMENT	1

Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•

Through the Internet.  You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 8, 2018 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•

By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 8, 2018 the toll free number found on the proxy card and following the recorded instructions.

•

By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•

In Person at the Annual Meeting.  If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 8, 2018 by following the instructions provided in the Notice.
•

By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 8, 2018 the toll free number found on the voting instruction form and following the recorded instructions.

•

By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.

2	2018 PROXY STATEMENT

•

In Person at the Annual Meeting.  If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our General Counsel and Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. Ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a current report on Form 8-K filed with the Securities and Exchange Commission, or SEC.

What vote is required to approve each proposal?

The shares of a stockholder whose ballot is marked as “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1).

If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1.

A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s nine nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, and (iii) in the discretion of the proxies on such other business as may properly come before the meeting or any adjournments or postponements thereof.

2018 PROXY STATEMENT	3

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non- Votes, if any
No. 1 To elect nine directors	A nominee for director is elected only if the number of votes cast “FOR” a nominee’s election exceeds the number of “AGAINST” votes cast with respect to the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy	Abstentions will have the same effect as votes against the proposal; brokers can vote in their discretion on this proposal

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Allison common stock on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 12, 2018;
•	the Notice of Internet Availability of Proxy Materials;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of stock ownership as of the Record Date or refuses to comply with our security procedures. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list, please contact our General Counsel and Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and 2017 Annual Report to Stockholders, along with individual proxy cards or individual Notices, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received

4	2018 PROXY STATEMENT

from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

What is Allison’s Internet address?

Our Internet address is http://www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2017 Annual Report to Stockholders at this Internet address. Allison’s filings with the SEC are available free of charge via a link from this address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

2018 PROXY STATEMENT	5

Corporate Governance

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Fifth Amended and Restated Bylaws, or Bylaws, and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website, www.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Board Leadership Structure

Since 2007, Lawrence E. Dewey has served as both Chairman of the Board and Chief Executive Officer. Our Board continues to believe that having Mr. Dewey fill these two leadership roles is an appropriate and efficient leadership structure. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Our Board has designated Thomas W. Rabaut as lead independent director to serve as chairman of executive sessions of the non-management directors. Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, our Board provides overall risk oversight focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. Our Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Managing Director, Financial and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee receives regular reports regarding our enterprise risk management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Director Independence

Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange, or NYSE. Our Board has determined that each of our current

6	2018 PROXY STATEMENT

non-employee directors, Stan A. Askren, David C. Everitt, Alvaro Garcia-Tunon, William R. Harker, Richard P. Lavin, Thomas W. Rabaut, Francis Raborn, Richard V. Reynolds and James A. Star, is independent under the listing standards of the NYSE. Our Board has determined that current director Lawrence E. Dewey and nominee for director David S. Graziosi, who are our employees, are not independent.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must tender his resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

Nominations for Directors

The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Director Qualifications” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or include a director nominee in our proxy statement, must comply with the advance notice requirements or our proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2019 Annual Meeting” for more information on these procedures. Although we did not engage a search firm in 2017, from time to time we employ a search firm to help identify qualified individuals for election to our Board.

Director Qualifications

In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock; and gender and racial diversity. The Nominating and Corporate Governance Committee and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds, including diversity of gender and race, and in February 2018, amended its Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter to require diverse candidates be considered in each search for new Board nominees. Our Board recommends candidates based on the diversity of their business or

2018 PROXY STATEMENT	7

professional experience, background, talents and perspectives. Our Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity, age, and experience, including financial expertise, educational and professional background, of current and prospective directors. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The following chart highlights each director nominee’s specific skills, knowledge and experience. A lack of a mark does not mean the director nominee does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.

	Askren	Dewey	Everitt	Garcia- Tunon	Graziosi	Harker	Lavin	Rabaut	Reynolds
Accounting and Financial	✓			✓	✓	✓	✓	✓	✓
Automotive/Trucking Industry		✓			✓		✓	✓
Business Strategy/M&A	✓	✓		✓	✓	✓
Charitable/Non-Profit	✓	✓	✓	✓		✓		✓	✓
Energy		✓	✓					✓
Government, Contracting and Defense	✓		✓			✓	✓	✓	✓
Human Resources	✓	✓	✓		✓	✓	✓	✓	✓
Information Technology/Cybersecurity			✓	✓	✓			✓	✓
International	✓	✓	✓	✓	✓		✓	✓	✓
Manufacturing	✓	✓	✓	✓	✓		✓	✓
Operations/Supply Chain/Logistics		✓	✓	✓	✓		✓	✓	✓
Public Company and Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
R&D/Product Development				✓				✓	✓
Regulatory		✓		✓	✓	✓			✓
Sales and Marketing	✓	✓	✓					✓

Stockholder Communication with our Board

Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: General Counsel and Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at +1.317.242.4425. Our Board has instructed our General Counsel and Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

8	2018 PROXY STATEMENT

Certain Relationships and Related Person Transactions

Our Board has adopted a written statement of policy for the evaluation of, and the approval, disapproval and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:

•

reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.

All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;

•	transactions in the ordinary course of business where the related person’s interest arises only from:

(i) his or her position as a director of another entity that is party to the transaction;

(ii) an equity interest of less than 10% in another entity that is party to the transaction; or

(iii) a limited partnership interest of less than 10%, subject to certain limitations;

•

transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.

No director may participate in the approval of a related person transaction for which he or she is a related person.

Sales to Customers Indirectly Owned by Director

During 2017, we had net sales of less than $20 million to Gillig LLC, or Gillig, and less than $5 million to General Dynamics Corporation, or GD. James A. Star, a member of our Board, has an indirect material interest in Gillig as a result of trusts for the benefit of his wife and children collectively owning an approximately 5% interest in the entities that directly and indirectly own Gillig. In addition, all of the remaining direct and indirect interests in Gillig are owned by trusts for the benefit of members of Mr. Star’s wife’s immediate and extended family. Mr. Star also has an indirect material interest in GD as a result of trusts for the benefit of his wife, children and members of his wife’s immediate and extended family collectively owning approximately 10% of the outstanding shares of common stock of GD.

Repurchase of Common Stock held by ValueAct Capital Master Fund

On February 3, 2017, we entered into a stock repurchase agreement with ValueAct Capital Master Fund, L.P., a related person, or ValueAct, to repurchase 10,525,204 shares of our common stock for approximately $363 million. The shares were repurchased under the stock repurchase program approved by the Board of Directors in November 2016. The purchase closed on February 8, 2017 and was funded with cash on hand and borrowings under our revolving credit facility. The shares were subsequently retired.

2018 PROXY STATEMENT	9

Meetings and Committees of our Board

Board Composition

Our Board currently consists of ten members. Lawrence E. Dewey, our Chief Executive Officer, is Chairman of the Board. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board. Two of our current directors, Francis Raborn and James A. Star, are not seeking reelection at the Annual Meeting. Our Board has nominated David S. Graziosi to serve as a director to fill the vacancy created by Mr. Raborn’s decision not to stand for reelection. The Board intends to reduce the size of the Board from ten to nine members effective as of the date of the Annual Meeting rather than fill the vacancy created by Mr. Star’s decision to not stand for reelection.

Board Meetings, Attendance and Executive Sessions

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2017, our Board held eight meetings and committees of our Board held a total of 21 meetings. All directors attended 75% or more of the meetings of our Board and committees on which they served, except for Mr. Spivy. All of our current directors attended the 2017 annual meeting of stockholders.

Each regularly scheduled Board meeting normally concludes with a session between our Chairman and CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the Chairman and CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting. As lead independent director, Mr. Rabaut presides at executive sessions.

Board Committees

Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The table below shows the current membership of each Board committee and the number of meetings held during 2017:

Director	Audit	Compensation	Nominating and Corporate Governance
Stan A. Askren		X
Lawrence E. Dewey
David C. Everitt			X
Alvaro Garcia-Tunon	Chair
William R. Harker	X
Richard P. Lavin		X
Thomas W. Rabaut			Chair
Francis Raborn	X		X
Richard V. Reynolds	X	Chair
James A. Star		X
2017 Meetings	8	8	5

10	2018 PROXY STATEMENT

The membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by SEC rules and NYSE listing standards.

The Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements, and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Our Board has determined that Alvaro Garcia-Tunon qualifies as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.

The Compensation Committee may take into consideration the recommendations of our Chief Executive Officer with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Discussion and Analysis—Compensation Committee Report” in this Proxy Statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the SEC.

The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2017, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Overview—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the evaluation of our Board. See “Corporate Governance—Nominations for Directors” and “—Director Qualifications” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.

2018 PROXY STATEMENT	11

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, our Compensation Committee consisted of General Reynolds and Messrs. Lavin, Spivy and Star through May 11, 2017 and General Reynolds and Messrs. Askren, Lavin and Star after May 11, 2017. None of the members of our Compensation Committee during 2017 or as of the date of this proxy statement is or has been one of our officers or employees. During fiscal year 2017, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. During 2017, we had sales to Gillig and GD, each of which may be deemed to be indirectly owned or controlled by Mr. Star as a result of the ownership interests in each of these companies held by trusts for the benefit of his wife, children and members of his wife’s immediately family. See “Certain Relationships and Related Person Transactions—Sales to Customers Indirectly Owned by Director” above for additional information. Also during 2017, we repurchased 10,525,204 shares of our common stock from ValueAct. Mr. Spivy is a Partner of ValueAct. See “Certain Relationships and Related Person Transactions—Repurchase of Common Stock held by ValueAct Capital Master Fund” above for additional information.

12	2018 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 12, 2018.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR LLC(1)	21,264,095	15.4%
245 Summer Street Boston, MA 02210

The Vanguard Group(2)	13,310,008	9.6%
100 Vanguard Blvd. Malvern, PA 19355
Ashe Capital Management, LP(3)	10,031,115	7.3%
530 Sylvan Avenue, Suite 101 Englewood Cliffs, NJ 07632

SQ Advisors, LLC(4)	7,165,163	5.2%
1400 Gulf Shore Boulevard North, Suite 184 Naples, FL 34102

(1)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC has sole power to vote 642,383 shares and sole power to dispose of 21,264,095 shares.
(2)

This information is based on a Schedule 13G/A filed with the SEC on February 12, 2018. The Vanguard Group has sole power to vote 72,977 shares, shared power to vote 18,201 shares, sole power to dispose of 13,229,585 shares and shared power to dispose of 80,423 shares.

(3)

This information is based on a 13D/A filed with the SEC on May 19, 2017. Ashe Capital Management, LP, or Ashe Capital, has the sole power to vote and dispose of 10,031,115 shares. William C. Crowley, a principal of Ashe Capital, has the sole power to vote and dispose of 4,020 shares held in the William C. Crowley Roth IRA.

(4)	This information is based on a Schedule 13G filed with the SEC on February 14, 2018. SQ Advisors, LLC has the sole power to vote and dispose of 7,165,163 shares.

Security Ownership of Directors and Officers

The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 12, 2018 by each of our directors, nominees for director and named executive officers, as well as all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

2018 PROXY STATEMENT	13

Except as otherwise indicated in these footnotes, each of the directors and officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors and executive officers have been pledged as security.

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
Lawrence E. Dewey(1)	668,868	*
David S. Graziosi(2)	209,164	*
John M. Coll(3)	4,846	*
Michael A. Dick(4)	47,319	*
Randall R. Kirk (5)	419,159	*
Non-Employee Directors
Stan A. Askren(6)	11,661	*
David C. Everitt(7)	13,952	*
Alvaro Garcia-Tunon(8)	13,709	*
William R. Harker(9)	10,035,937	7.3%
Richard P. Lavin(10)	9,603	*
Thomas W. Rabaut(11)	39,844	*
Francis Raborn(12)	173,180	*
Richard V. Reynolds(13)	18,495	*
James A. Star(14)	45,133	*
All current executive officers and directors as a group (16 persons)(15)	11,744,273	8.4%

*	Denotes less than 1.0% of beneficial ownership.

(1)	Includes 402,540 vested, but unexercised options.

(2)	Includes 18,690 vested, but unexercised options. Mr. Graziosi is also a nominee for director at the Annual Meeting.

(3)	Represents 4,846 shares of common stock held by the John Coll Living Trust dated May 2, 2005.

(4)	Includes 11,960 vested, but unexercised options.

(5)	Includes 321,633 vested, but unexercised options.

(6)	Includes 3,185 restricted stock units, or RSUs, and 48 dividend equivalents that vest within 60 days.

(7)	Includes 11,883 DSUs and 479 dividend equivalents that could be settled in common stock within 60 days.

(8)	Includes 13,397 DSUs and 312 dividend equivalents that could be settled in common stock within 60 days.

(9)

Includes (i) 4,765 DSUs and 57 dividend equivalents that could be settled in common stock within 60 days and (ii) 10,031,115 shares of common stock held by Ashe Capital. Mr. Harker is the President and Co-Founder of Ashe Capital and is a member of Ashe Capital’s investment committee that makes acquisition, disposition and voting decisions with respect to the 10,031,115 shares of common stock held by Ashe Capital.

(10)	Includes 3,185 RSUs and 48 dividend equivalents that vest within 60 days.

(11)	Includes 3,185 RSUs and 48 dividend equivalents that vest within 60 days and 1,051 DSUs and 14 dividend equivalents that could be settled in common stock within 60 days.

(12)	Includes (i) 3,185 RSUs and 48 dividend equivalents that vest within 60 days, and (ii) 169,947 shares of common stock held by the Francis Raborn Revocable Trust dated November 24, 2008.

14	2018 PROXY STATEMENT

(13)	Includes 17,509 DSUs and 986 dividend equivalents that could be settled in common stock within 60 days.

(14)

Includes 3,185 RSUs and 48 dividend equivalents that vest within 60 days. Does not include 6,263,168 shares of common stock managed by Longview for its clients, which include partnerships and trusts in which Mr. Star and members of his immediate family may have an interest. Mr. Star disclaims beneficial ownership of all shares managed by Longview over which he does not have voting or dispositive power. In addition, Longview has an investment committee, which Mr. Star chairs, that makes acquisition, disposition and voting decisions with respect to the 6,263,168 shares of common stock managed by Longview and makes voting decisions with respect to 41,900 shares beneficially owned by Mr. Star.

(15)

Includes (i) 769,173 vested, but unexercised options, (ii) 15,925 RSUs and 240 dividend equivalents that vest within 60 days, and (iii) 48,605 DSUs and 1,848 dividend equivalents that could be settled in common stock within 60 days. Also includes 10,031,115 shares of common stock held by Ashe Capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and NYSE. Based on our records and other information, we believe that during the year ended December 31, 2017, all applicable Section 16(a) filing requirements were met, except that Messrs. Graziosi and Dick each had one late filing in December 2017.

2018 PROXY STATEMENT	15

Executive Officers

The following table provides information regarding our executive officers as of March 12, 2018.

Name	Age	Position

Lawrence E. Dewey	61	Chairman and Chief Executive Officer

David S. Graziosi	52	President, Chief Financial Officer and Assistant Secretary

John M. Coll	55	Senior Vice President, Global Marketing, Sales and Service

Michael A. Dick	56	Senior Vice President, Operations and Purchasing

Randall R. Kirk	62	Senior Vice President, Product Engineering and Product Teams

Dana J.H. Pittard	59	Vice President, Defense Products

Eric C. Scroggins	47	Vice President, General Counsel and Secretary

Lawrence E. Dewey

Mr. Dewey’s biographical information is included under “Proposal No. 1—To elect nine directors.”

David S. Graziosi

Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect nine directors.”

John M. Coll

Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S. from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corp., most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics in a variety of sales and distributor relations roles. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a master in business administration from the University of Pittsburgh.

Michael A. Dick

Mr. Dick has served as Senior Vice President of Operations and Purchasing since January 2016, with worldwide responsibility for manufacturing, global supply chain, manufacturing engineering and facilities. He had most recently been Vice President of Purchasing, Supplier Quality and Manufacturing Engineering since August 2012. Mr. Dick joined Allison Transmission in July 2006 and previously served in two other key executive positions. As Executive Director of Operations and Plant Manager for the 1000/2000 Series™ manufacturing facility in Indianapolis, a position Mr. Dick held from July 2006 through December 2007, his team significantly improved in the manufacturing cost per unit, hours per unit, customer pulls and customer complaint parts per million (PPM). As Executive Director of Manufacturing Engineering, a position he held from January 2008 through July 2012, Mr. Dick and the manufacturing engineering team were responsible for the successful launch of the assembly plant in Chennai, India and the relocation of the 3000/4000 Series™ assembly operations to Szentgotthárd, Hungary. Prior to joining Allison, Mr. Dick worked for the New Venture Gear Corp. (a joint venture between General Motors and Chrysler) where he served as the Vice President and Division Manager. In this role, he and his team took a business that had been losing money for a decade and made it profitable. Mr. Dick holds a bachelor’s degree in mechanical engineering technology from Purdue University.

16	2018 PROXY STATEMENT

Randall R. Kirk

Mr. Kirk joined Allison in May 1976 and serves as Senior Vice President, Product Engineering and Product Teams, a position he has held since August 2014. At the beginning of his career at Allison, he served in a number of roles with increasing responsibility in the Operations and Quality organizations, including Supervisor, General Supervisor, Production Superintendent, Quality/Reliability Manager, and a dual role as Manager of Manufacturing Engineering and Quality and Divisional Program Manager. From 1997 until 2001, Mr. Kirk assumed the responsibilities of Product Team Leader for several product lines. He then served as Director of Customer Support in Marketing, Sales and Service from 2001 until 2007. From 2007 until 2009, Mr. Kirk was Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors. Following the divestiture in 2009, he was appointed as Vice President, Product Engineering before his promotion to Senior Vice President, Product Engineering and Product Teams in August 2014.

Dana J.H. Pittard

Mr. Pittard joined Allison Transmission in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army in the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours. Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army, and was responsible for a community of over 100,000 soldiers, civilians and family members.

Eric C. Scroggins

Mr. Scroggins joined Allison as Vice President, General Counsel and Secretary in December 2007 and has served in that position since then. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Export Compliance, Corporate Affairs and Communications and Internal Audit organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director.

2018 PROXY STATEMENT	17

Proposal No. 1—To elect nine directors

Our Board currently consists of ten directors serving one year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. Two of our current directors, Messrs. Raborn and Star, are not standing for reelection. Our Board intends to reduce the size of the Board from ten to nine effective as of the date of the Annual Meeting. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated nine directors to be elected to our Board. Proxies cannot be voted for a greater number of persons than the nine director nominees.

Unless indicated otherwise, it is the intention of the persons named in the accompanying proxy card to vote such proxy for the election to our Board of Stan A. Askren, Lawrence E. Dewey, David C. Everitt, Alvaro Garcia-Tunon, David S. Graziosi, William R. Harker, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. Eight of the nominees for director currently serve on our Board and one nominee, Mr. Graziosi, our President, Chief Financial Officer and Assistant Secretary, is nominated to serve for the first time. Each of the nominees for director has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying proxy card to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.

The information set forth below states the name of each nominee for director, his age, a listing of present and previous employment positions, the year in which he first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

18	2018 PROXY STATEMENT

Nominees for Director

Stan A. Askren, Director since March 2016

Mr. Stan A. Askren, age 57, has been the Chairman and Chief Executive Officer of HNI Corporation, an office furniture manufacturer, since 2004 and the President of HNI Corporation since 2003. Prior to his appointment as President of HNI Corporation, he served in various roles at HNI Corporation, including human resources, marketing, operations and general management. Prior to HNI Corporation, Mr. Askren served in multiple executive and general management positions at Emerson Electric Company and Thomson SA. Mr. Askren has been a director of HNI Corporation since 2003 and of Armstrong World Industries, Inc. since 2008 and served as a director of Arctic Cat Inc. from 2012 to 2014.

Mr. Askren graduated from the University of Northern Iowa with highest honors with a degree in Business Administration and received a Master of Business Administration from Washington University where he received the Hiram and Mary Neuwoehner award for academic excellence. He also completed the Advanced Management Program at Harvard University in 1995.

Mr. Askren serves on the Business Industry Furniture Association and is a past chair. He serves on the Iowa Business Council and is a past chair. He also serves on the Washington University Olin School of Business Advisory Council and is currently serving his second term on the Iowa Partnership for Economic Progress Board, to which he was appointed by Iowa Governor Terry Branstad.

Our Board has concluded that Mr. Askren should serve as director because of his experience gained from his positions as President and Chief Executive Officer of HNI Corporation, along with his broad based experience in human resources, operations, marketing and multi-channel sales. Mr. Askren has been recognized as an expert in lean operations and business practice. In addition he has extensive director experience from his service on the boards of HNI Corporation, Arctic Cat Inc. and Armstrong World Industries.

Lawrence E. Dewey, Chairman since August 2007

Mr. Dewey, age 61, joined Allison in February 1989. Mr. Dewey currently serves as the Chairman and Chief Executive Officer of Allison and has served in that capacity since January 2016. Prior to that, Mr. Dewey served as Chairman, President and Chief Executive Officer since the sale of Allison in August 2007. Prior to the sale, Mr. Dewey served in various capacities at Allison, including as President of Allison, a role he assumed in 2000; worldwide Director of Marketing, Sales and Service, Managing Director of Allison Transmission Europe, B.V., based in The Netherlands; Central Region (U.S.) Sales Manager; Marketing Manager; Manager of Aftermarket Products; and Production Manager. From 2003 until 2007, concurrent with his role as President of Allison, he took on the responsibilities of Group Director of Marketing, Sales, Brand Management and Customer Support for General Motors Powertrain group. Before joining Allison, Mr. Dewey held several positions of increasing responsibility in General Motors’ Diesel Equipment Division and Rochester Products Division. He began his career in 1974 as a General Motors co-op student at General Motors Institute (now Kettering University), graduating Summa Cum Laude. Mr. Dewey earned his Master in Business Administration with honors from the Harvard Graduate School of Business.

Our Board has concluded that Mr. Dewey should serve as a director because in addition to his demonstrated leadership skills as Chief Executive Officer of Allison, he brings to our Board experience and institutional knowledge about Allison from his 29 years of experience with our Company and valuable insights on the commercial vehicle industry as a result of his 44 years of experience in the industry.

2018 PROXY STATEMENT	19

David C. Everitt, Director since August 2014

Currently retired, Mr. Everitt, age 65, most recently served as Interim Chief Executive Officer of Harsco Corporation, a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt had been with Deere & Company since 1975, when he joined Deere as an engineer following his graduation from Kansas State University. Over the next nearly four decades, Mr. Everitt held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt also serves on the board of directors for Nutrien Ltd., Brunswick Corporation and Harsco Corporation and previously served on the board of directors of Agrium, Inc. until its merger with Potash Corporation, which formed Nutrien Ltd.

Our Board has concluded that Mr. Everitt should serve as a director because of the extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere & Company’s largest division in the areas of engineering, manufacturing and global operations.

Alvaro Garcia-Tunon, Director since January 2016

Alvaro Garcia-Tunon, age 65, retired as the Chief Financial Officer of Wabtec Corporation, or Wabtec, a provider of products and services for the global rail industry, effective January 1, 2014. He remained with Wabtec as a strategic advisor until December 31, 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon currently is serving on the Board of Directors of MSA Safety Incorporated, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures since 2012, and Matthews International Corporation, a leading supplier of brand solutions and memorialization and industrial products, since 2009. He is also a board member of the Senator John Heinz History Center, where he serves as its Treasurer, and the William & Mary Law School Foundation. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting. He is a CPA and a member of the Virginia State Bar.

Our Board has concluded that Mr. Garcia-Tunon should serve as director because he brings substantial experience in information technology, finance, accounting and the transportation industry from his time at Wabtec Corporation, PricewaterhouseCoopers LLP and Arthur Anderson and Co. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance, risk management and legal matters. He also provides the Board and the Audit Committee, of which he is the chair, the strong financial and accounting skills required to be considered a financial expert.

20	2018 PROXY STATEMENT

David S. Graziosi, Director Nominee

Mr. Graziosi, age 52, serves as President, Chief Financial Officer and Assistant Secretary of Allison, a position he has held since January 2016. Prior to that he had served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Our Board has concluded that Mr. Graziosi should serve as director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

William R. Harker, Director since May 2017

Mr. Harker, age 45, is President and Co-Founder of Ashe Capital Management, LP, a hedge fund, a position he has held since 2013. Before establishing Ashe in 2013, Mr. Harker worked at ESL Investments, Inc., or ESL, a private investment firm. From 2005 to 2012, Mr. Harker served as a member of the Office of the Chairman at Sears Holdings Corporation, or Sears, and in various other roles including as General Counsel and Corporate Secretary, and Senior Vice President of Human Resources. Prior to ESL and Sears, Mr. Harker was a corporate attorney at Wachtell, Lipton, Rosen & Katz. Mr. Harker has previously served as the Chairman of the Board of Sears Hometown and Outlet Stores, Inc. and as Vice Chairman of the Board of Sears Canada, Inc. Mr. Harker serves on the Board of Advisors of the Institute for Law and Economics at the University of Pennsylvania Law School and is an exam-qualified Certified Public Accountant and a member of the New York State Bar. Mr. Harker received his Juris Doctor degree from the University of Pennsylvania Law School and a Bachelor of Science in Business Administration with a major in Accounting degree from West Virginia University.

The Company entered into a Cooperation Agreement with Ashe Capital, certain of its affiliated entities and William R. Harker in February 2017, pursuant to which it nominated Mr. Harker for election to the Company’s Board at the 2017 annual meeting of stockholders.

Our Board has concluded that Mr. Harker should serve as director because he brings advisory experience with Ashe Capital’s portfolio companies and business and investing experience generally to our Board. Additionally, as the representative of one of our largest stockholders, Mr. Harker acts as a representative voice of our stockholders.

2018 PROXY STATEMENT	21

Richard P. Lavin, Director since March 2016

Mr. Richard P. Lavin, age 65, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc., or Commercial Vehicle, a leading global supplier of a full range of cab-related systems for the global commercial vehicle market, from May 2013 until his resignation in November 2015. He was a director of Commercial Vehicle from August 2013 until November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., or Caterpillar, where he last served as Group President of Construction Industries and Growth Markets. Throughout his career at Caterpillar, Mr. Lavin held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations, Chairman of Shin Caterpillar Mitsubishi, and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin joined Caterpillar in 1984 as an attorney in the legal department. Mr. Lavin currently serves as a director of ITT Inc. and USG Corporation.

Our Board has concluded that Mr. Lavin should serve as director because of his vast industry experience as the former President and Chief Executive Officer of Commercial Vehicle Group. Mr. Lavin brings extensive knowledge of international markets through a 28 year career with Caterpillar that included senior positions in several Asian countries with responsibility for developing and deploying broad-based business strategies and for managing business operations.

Thomas W. Rabaut, Director since August 2007

Mr. Rabaut, age 69, currently serves as an Operating Executive for The Carlyle Group, a global alternative asset management firm, and has held that position since 2007. In that capacity, he has fulfilled a number of executive roles, including current Chairman of SIGNODE Industries and Walbro LLC, and past Chairman of Veyance Technologies and ARINC Industries, Inc. He also serves on the board of KAMAN Corporation and is Chairman of the Board of Saab Defence and Security LLC. Mr. Rabaut also served on the board of CYTEC Industries Inc. until it was acquired by the SOLVAY Group. Prior to joining Carlyle as an Operating Executive, Mr. Rabaut served as President of Land and Armaments Group BAE Systems from 2005 to 2007. From 1994 to 2005, he was the President and CEO of United Defense Industries, Inc., or United Defense. It was a global leader in the design, development and production of military systems, including combat vehicles, naval guns, missile launching systems, and the upgrade and repair of U. S. Navy ships. It was one of Carlyle’s most successful investments and was acquired by BAE Systems in 2005. Prior to his tenure at United Defense, Mr. Rabaut served 17 years in primarily general management positions in FMC Corporation. This included business activities in a variety of industries including Power Transmission, Petroleum Equipment and defense.

Mr. Rabaut is a graduate of the United States Military Academy at West Point and the Harvard Graduate School of Business, is a qualified U.S. Army Ranger and served overseas in the U.S. Army as a Military Intelligence Officer from 1971-1975. Mr. Rabaut currently serves on the Council of Trustees of the Association of the U. S. Army and on the board of the Washington, DC Chapter of the Posse Foundation.

Our Board concluded that Mr. Rabaut should serve as a director given his extensive senior executive leadership experience across a variety of relevant industries and his current role as an operating executive with Carlyle. Mr. Rabaut’s professional and board experience provides additional perspective about governance, strategy, risk management and succession planning.

22	2018 PROXY STATEMENT

Richard V. Reynolds, Director since November 2010

Lieutenant General, United States Air Force (retired) Reynolds, age 69, is owner and principal of the VanFleet Group, LLC, an aerospace consulting company, and has served in that capacity since 2005. Prior to his retirement in 2005, General Reynolds was Vice Commander, Air Force Materiel Command. During his 34 years of active duty Air Force service, he commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He was also Program Executive Officer, Airlift and Trainers in the Pentagon, and Program Director for several major weapon system acquisitions, including the B-2 Spirit. General Reynolds is a graduate of the U.S. Air Force Test Pilot School, Class 79B, and has more than 25 years of hands-on experience in the research, development, program management, test and evaluation of aeronautical systems. He holds Federal Aviation Administration certificates for Airline Transport Pilot and Flight Instructor (Glider), and his logbook shows more than 4,000 flying hours in 72 different military and civil aircraft. Graduating in 1971 from the U.S. Air Force Academy with a Bachelor of Science degree in Aeronautical Engineering, General Reynolds has a Master of Science degree in Mechanical Engineering from California State University, and a Master of Arts degree in National Security and Strategic Studies from the Naval War College. He is a Fellow of the Society of Experimental Test Pilots. General Reynolds currently serves on the board of directors of Apogee Enterprises, Inc., Advance Integration Technology, GP, LLC and Systems & Technology Research LLC and previously served on the board of directors of Barco Federal Systems, LLC. He holds an advisory board seat for Electronic Warfare Associates-Government Systems Inc. In a volunteer capacity, he has served as Board Chairman and CEO of the Air Force Museum Foundation, Inc. and as a member of the USAF Heritage Program Board of Directors. He is presently a member of the National Veterans Memorial and Museum Advisory Committee; co-founder and Secretary of Air Camp, Inc.; a trustee of the United States Air and Trade Show and Flight Test Historical Foundation; and a member of a number of other local Dayton, OH region boards and committees. Between 2009 and 2011, he was Chairman of the Committee on Evaluation of U.S. Air Force Preacquisition Technology Development for the National Research Council of the National Academies, and now serves on the National Academies’ Intelligence Science and Technology Experts Group.

Our Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the boards of directors of other public and private companies.

Our Board unanimously recommends a vote FOR each of the nominees for director.

2018 PROXY STATEMENT	23

Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2018. Stockholders have the opportunity to ratify that selection in an advisory, non-binding vote.

The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

We have incurred fees for services from PwC in the below indicated amounts for the following categories of services for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Audit Fees(1)	$1,658,425	$1,710,429
Audit-Related Fees(2)	100,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,758,425	$1,710,429

(1)	Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements and for statutory audits.
(2)	Audit-Related Fees consist of assurance services that are related to performing the audit and review of our financial statements.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2017, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.

If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

24	2018 PROXY STATEMENT

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held eight meetings during 2017. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.

We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management, the internal auditor and PwC and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s report on internal control over financial reporting.

We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board, or PCAOB, standards.

PwC provided us with the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company. When considering PwC’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s

2018 PROXY STATEMENT	25

quarterly unaudited consolidated financial statements and review of the Company’s internal control over financial reporting, were compatible with maintaining their independence. We concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2018 and will present the selection to the stockholders for ratification at the Annual Meeting.

The Audit Committee:

Alvaro Garcia-Tunon, Chairman

William R. Harker

Francis Raborn

Richard V. Reynolds

26	2018 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2017 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.

For the year ended December 31, 2017, our NEOs were:

•	Lawrence E. Dewey, Chairman and Chief Executive Officer;

•	David S. Graziosi, President, Chief Financial Officer and Assistant Secretary;

•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;

•	Michael A. Dick, Senior Vice President, Operations and Purchasing; and

•	Randall R. Kirk, Senior Vice President, Product Engineering and Product Teams.

In August 2017, we announced that our Board of Directors has appointed David Graziosi to succeed Mr. Dewey as CEO, effective June 1, 2018. In March 2018, the Compensation Committee approved an increase in Mr. Graziosi’s annual base salary to $800,000 and we entered into a severance and change in control agreement with Mr. Graziosi, both effective as of the date he commences service as CEO. See “—Employment and Severance Arrangements—Graziosi Severance and Change in Control Agreement” below.

We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

2017 Business Results and Implications for Compensation. We achieved strong financial results and executed several key strategic priorities in 2017. Highlights include:

•	Generating Net income of $504 million, Adjusted EBITDA of $868 million and above maximum performance with respect to our Adjusted EBITDA margin, which was 38.4% for 2017.

•	Delivering Net cash provided by operating activities of $658 million and above maximum performance Gross adjusted free cash flow of $567 million.

•	Returning value to stockholders by repurchasing approximately $885 million of our common stock and paying approximately $89 million in cash dividends to stockholders in 2017.

•	Achieving above maximum performance Revenue of $2,262 million.

As a result of these accomplishments, our 2017 performance was 125% of target for purposes of our annual cash incentive bonus compensation program, which we refer to as IComp. Adjusted EBITDA, Adjusted EBITDA margin and Gross adjusted free cash flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2017 Compensation Decisions—Annual Performance-Based Compensation.”

Aligned with our strong financial performance, our total stockholder return, or TSR, for 2017 was +30% and resulted in year-end share price levels near our all-time high since our initial public offering in 2012. Our three-year TSR for the period from 2015 through 2017 was strong at +33% but was somewhat below our peer group median

2018 PROXY STATEMENT	27

of +38%, which resulted in a below target payout of 82.6% of target for our 2015-2017 performance shares. See “—2017 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2015-2017 Performance Shares” below.

Advisory Vote on Executive Compensation.

In 2013 our stockholders voted for future advisory votes on executive compensation to be held once every three years. We believe that this three-year cycle remains appropriate in that it better reflects the Company’s focus on linking executive compensation with long-term value creation for stockholders. Over 98% of the shares voted at our 2016 annual meeting of stockholders voted for our 2016 advisory vote on executive compensation, reflecting our stockholders’ strong support of our executive compensation program. We did not make any material changes to our executive compensation program as a result of this vote. We intend to conduct our next advisory vote on executive compensation and the frequency of advisory votes on executive compensation at our 2019 annual meeting of stockholders.

Corporate Governance Framework

We strive to maintain control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:

•

Align pay for performance: On average, approximately 77% of 2017 NEO (including CEO) total direct compensation, calculated as base salary, annual incentive compensation at target-level achievement, and long-term incentive awards at target-level performance, is performance-based and is tied to financial performance and/or the performance of our stock price. On average, approximately 49% of 2017 NEO (including CEO) total direct compensation is equity-based, with vesting over three years.

•

Maintain executive stock ownership guidelines and holding requirements: Certain select senior executives are required to hold a certain amount of our common stock equal to a multiple of their salary (5.0x for CEO, 3.0x for NEOs, 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.

•	Clawback Policy: Annual cash incentive compensation and long-term equity incentive awards to executive officers are subject to clawback in the event of certain financial restatements.

•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change in control.

•	Prohibit hedging of our stock: The Allison Insider Trading Policy prohibits our executive officers from hedging the economic risk of ownership of our common stock.

•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.

•	Require double trigger for change in control benefits: No severance payment or equity acceleration occurs solely as the result of a change in control event.

•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by NYSE listing standards and applicable SEC rules and regulations.

•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

28	2018 PROXY STATEMENT

We do not target a specific mix of compensation elements by executive, but our overall philosophy is to emphasize performance-based pay generally and long-term incentives, in particular. The following charts illustrate this emphasis for our CEO and other NEOs, showing base salary, target annual cash incentive opportunity and target long-term incentive opportunity as a percentage of target total direct compensation for 2017:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards

To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change in control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings (401(k)), pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

Our compensation decisions for the NEOs in 2017 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The

2018 PROXY STATEMENT	29

Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making equity award grants under our equity incentive compensation plan. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee and the Compensation Committee approves each NEO’s compensation at least annually.

In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our marketplace, as adjusted for financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to incent performance.

Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2017. During 2017, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:

•	Identifying a peer group of appropriately sized public companies for making market comparisons;

•	Assessing executive pay levels and practices relative to market practices;

•	Evaluating Board compensation relative to market practices;

•	Reviewing pay recommendations for executive officers;

•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;

•	Assisting with the CEO succession process and developing a competitive pay opportunity for the new CEO;

•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;

•	Completing a review of compensation-related risks, focusing on compensation design; and

•	Reviewing and providing input on the annual compensation discussion and analysis disclosures.

Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.

Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation—base salary, IComp and long-term equity incentives—in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.

The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2016 for 2017 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly

30	2018 PROXY STATEMENT

traded companies with size and financial characteristics similar to our own, or operating in similar industries. For pay decisions made for 2017, the peer group consisted of the following companies:

• AMETEK, Inc.	• Lincoln Electric Holdings, Inc.
• BorgWarner Inc.*	• Nordson Corporation
• Crane Co.	• Rexnord Corporation
• CLARCOR Inc.*	• Rockwell Automation, Inc.
• Donaldson Company, Inc.	• Roper Technologies, Inc.
• Flowserve Corporation	• Sensata Technologies Holding N.V.
• Gentex Corporation	• TransDigm Group Incorporated
• Graco Inc.	• Westinghouse Air Brake Technologies Corporation
• IDEX Corporation	• WABCO Holdings Inc.
• ITT Inc.	• Woodward, Inc.
• Joy Global Inc.

* BorgWarner Inc. was included in our 2017 peer group but was removed from our peer group for pay decisions made for 2018, or the 2018 peer group, due to its larger size. CLARCOR Inc. was included in our 2017 peer group but was removed from our 2018 peer group because it is no longer a public company. HEICO Corporation and Curtiss-Wright Corporation were added to our 2018 peer group as replacements.

2017 Compensation Decisions

Base Compensation. We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent, while taking into account the total compensation package provided to each NEO. Each year we determine base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers as assessed by the Compensation Committee, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. The Compensation Committee approved base salary increases for Messrs. Dewey, Dick and Graziosi effective January 1, 2017. Base salaries for our NEOs in 2017 were as follows:

Name and Principal Position	2017 Base Salary ($)	Percent Increase (%)
Lawrence E. Dewey	1,000,000	25%
Chairman and Chief Executive Officer
David S. Graziosi	700,000	8%
President, Chief Financial Officer and Assistant Secretary
John M. Coll	375,000	0%
Senior Vice President, Global Marketing, Sales and Service
Michael A. Dick	400,000	14%
Senior Vice President, Operations and Purchasing
Randall R. Kirk	375,000	0%
Senior Vice President, Product Engineering and Product Teams

Mr. Dewey’s salary increase for 2017 reflects a market adjustment to better align his salary with peer group median levels (his last base salary increase was in 2013) and also recognize his long standing service and strong performance over his tenure with the company. Mr. Graziosi’s salary increase for 2017 reflects a recognition of his potential as a CEO successor and increase in responsibilities as President and CFO. Mr. Dick’s salary increase for 2017 reflects his additional time and experience in the Senior Vice President, Operations and Purchasing role.

Annual Performance-Based Compensation. Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.

2018 PROXY STATEMENT	31

Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 100% to 150% of salary for target-level achievement in 2017. Allison’s goal-setting process is rigorous, requiring above-market performance for target payouts. The Committee believes providing competitive payout opportunities for above-market results is an appropriate performance-driver. Maximum formulaic IComp awards are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2017:

Name and Principal Position	Formulaic IComp at target- level performance (% of base salary)	Maximum formulaic IComp award (% of base salary)
Lawrence E. Dewey	150%	375%
Chairman and Chief Executive Officer
David S. Graziosi	125%	312.5%
President, Chief Financial Officer and Assistant Secretary
John M. Coll	100%	250%
Senior Vice President, Global Marketing, Sales and Service
Michael A. Dick	100%	250%
Senior Vice President, Operations and Purchasing
Randall R. Kirk	100%	250%
Senior Vice President, Product Engineering and Product Teams

Performance Measures. For the year ended December 31, 2017, the Compensation Committee approved the following performance metrics for the IComp program: Adjusted EBITDA margin, Gross adjusted free cash flow and Revenue. The Compensation Committee chose these metrics as they believe that the Adjusted EBITDA margin and cash flow metrics are important indicators of our long-term value creation for stockholders. The Revenue metric was included to incent employees to maintain focus on our revenue growth, which is one of our strategic priorities. For this purpose, Adjusted EBITDA margin was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2017, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. No such adjustments for non-operating activities and/or transactions were made to Adjusted EBITDA margin for purposes of 2017 IComp. For this purpose, Gross adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, plus excess tax benefit from stock-based compensation and stockholder activism expenses, as reported in our Annual Report on Form 10-K for the year ended December 31, 2017, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditures timing decisions versus budget, capital markets transactions, and technology-related initiatives. No such adjustments were made to Adjusted free cash flow for purposes of the Gross adjusted free cash flow metric for 2017 IComp. A reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted free cash flow to the most comparable GAAP measures can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on February 15, 2018.

The targets for 2017 IComp were approved by the Compensation Committee in February 2017. Once the extent of achievement of corporate IComp targets and the formulaic IComp calculations have been determined, the

32	2018 PROXY STATEMENT

Compensation Committee may adjust the total funding amount of IComp awards upward or downward by a maximum of 25% of target IComp based upon its subjective assessment of our overall performance, taking into account the general industry and economic conditions in which we operate, and for IComp awards paid to our NEO group, each NEO’s individual performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, IComp funding amounts may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, mergers and acquisitions, or other factors. The Compensation Committee made no adjustments to the total funding amount for IComp awards for 2017.

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our IComp program for the year ended December 31, 2017:

Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA margin	40%	33.8%	34.8%	35.8%	38.4%
Gross adjusted free cash flow	35%	$347	$372	$397	$567
Revenue	25%	$1,840	$1,880-1,930	$1,970	$2,262

Once the extent of achievement of IComp targets has been established, the total IComp funding pool is determined by increasing the formulaic IComp payout for each performance metric by 6% for each percentage point of performance that exceeds the target performance goals or decreasing by 5% for each percentage point of performance that falls below the target performance goals, multiplied by the weighting for each performance metric. Based on the foregoing levels of corporate achievement, we exceeded the maximum level of performance for each performance metric, resulting in a payout of 250% of target for 2017 performance.

In addition to the above performance metrics, for 2017, the Committee adopted and approved a minimum performance threshold for any IComp payout to preserve the tax deductibility under Section 162(m) of the Code on any earned incentives for covered executives. Specifically, for 2017, the IComp awards for the NEOs are funded at the maximum level if our Operating income was at least $250 million and the Compensation Committee then uses negative discretion to adjust the payout level for each NEO based on the Company’s performance relative to the 2017 IComp metrics and individual performance and contributions. If our Operating income is below $250 million, no IComp would be awarded. We achieved above-threshold Operating income of $652 million for 2017.

Applying the 2017 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2017 were as follows:

Name	Target Award as a % of Base Salary	% of Target Award Earned	% of Base Salary Earned
Lawrence E. Dewey	150%	250%	375%
David S. Graziosi	125%	250%	312.5%
John M. Coll	100%	250%	250%
Michael A. Dick	100%	250%	250%
Randall R. Kirk	100%	250%	250%

The Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s performance, business impact, contributions and leadership, as follows:

•	Mr. Kirk: increased to 267% to reflect his oversight of innovative product development and continued leading involvement with certain customers; and

•	Mr. Dewey: at the request of Mr. Dewey, the Compensation Committee used its negative discretion to reduce Mr. Dewey’s award to 367.5%.

The actual IComp awards earned by the NEOs for 2017 are set forth below in our Summary Compensation Table for 2017 under the column entitled “Non-Equity Incentive Plan Compensation.”

2018 PROXY STATEMENT	33

Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for 2017 were in the form of stock options, RSUs and performance units granted under the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan, or 2015 Plan, at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards, except for Mr. Graziosi, are allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units. Mr. Graziosi’ annual equity award is allocated as  1⁄4 of the value in stock options,  1⁄4 of the value in RSUs and  1⁄2 of the value in performance units, as specified by his employment agreement. We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2017 stock option and RSU awards promote executive retention by cliff-vesting three years after the date of grant.

Performance units were granted because these awards are consistent with market best practices for executive pay and reward our executives appropriately for Company performance over the long-term on both an absolute and relative basis. For the 2017-2019 performance period, the Compensation Committee approved relative total stockholder return, or rTSR, as the metric for the performance units, with our rTSR compared to the same premier industrial peer group companies that are used to assess competitive pay, with the addition of Eaton Corporation plc, Cummins Inc. and Parker-Hannifin Corporation, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2017 to December 31, 2019. Possible payouts for the performance units range from: 0% if actual 2017-2019 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2017-2019 rTSR is at the 25th percentile of the peer group and up to 200% if actual 2017-2019 rTSR is at or above the 75th percentile of the TSRs of the peer group. Performance units earned based on 2017-2019 performance will vest in 2020.

The number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs for 2017 were as follows:

Name	Target Value of Long-Term Equity Incentive Awards ($)
Lawrence E. Dewey	3,000,000
David S. Graziosi	1,750,000
John M. Coll	450,000
Michael A. Dick	480,000
Randall R. Kirk	450,000

The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then allocated to stock options, RSUs and performance units. The number of shares allocated to stock options was then multiplied by two to reflect the lower value of a stock option as compared to an RSU. Our NEOs were granted the following awards on February 22, 2017:

Name	Stock Options (#)	RSUs (#)	Performance units (at Target) (#)
Lawrence E. Dewey	58,679	29,339	29,339
David S. Graziosi	25,672	12,836	25,672
John M. Coll	8,802	4,401	4,401
Michael A. Dick	9,389	4,694	4,694
Randall R. Kirk	8,802	4,401	4,401

The values of the awards as reported in the Summary Compensation Table are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.

34	2018 PROXY STATEMENT

Results of the 2015-2017 Performance Shares. In 2015, Allison granted performance shares that were based on rTSR ranking against a defined comparator group (identical to the current design for the awards granted in 2017). Performance was measured from January 1, 2015 through the end of December 31, 2017 using a 20-day average share price for the starting and ending dates and including the impact from re-invested dividends. As indicated below, our three-year annualized relative performance of +33% was between the 25th percentile of the TSRs of the comparator group (+14%) and the 50th percentile of the TSRs of the comparator group (+38%), resulting in a below target payout of 82.6% of the target shares granted. Results were linearly interpolated between the payout markers below. The Committee certified this result in February 2018.

Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	41.3 %ile	82.6% of Target Shares

Coll Sign-On Bonus

Mr. Coll joined the Company in October 2016, and received a sign-on bonus of $385,000 in cash payable on January 15, 2017, subject to repayment if Mr. Coll voluntarily terminates his employment, resigns for any reason or is separated from employment prior to July 1, 2019.

Defined Contribution Plans

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits eligible salaried employees of the Company to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.

We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.

The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.

Defined Benefit Plans

Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.

Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Each of Messrs. Dewey, Dick and Kirk participate in our defined benefit plan. For additional information on the accrued pension benefits for the NEOs in 2017, see the “Pension Benefits for 2017” table below.

2018 PROXY STATEMENT	35

Deferred Compensation Plan

We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of credited service. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.

Employment and Severance Arrangements

The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us may result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of Messrs. Dewey and Graziosi entered into an employment agreement in December 2016, which provides for severance benefits upon termination of employment. We entered into a change in control severance agreement, or CiC Agreement, with Mr. Kirk in February 2014, Mr. Dick in February 2016 and Mr. Coll in October 2016. In addition, we entered into a severance and change in control agreement with Mr. Graziosi in March 2018, or the Agreement, which becomes effective on June 1, 2018 and replaces his employment agreement.

Dewey and Graziosi Employment Agreements. Mr. Dewey’s employment agreement, dated as of December 21, 2016, has a term ending on May 31, 2018, at which time he intends to retire. The employment agreement entitles Mr. Dewey to an annual base salary and annual performance-based bonus award and participation in our long-term incentive program and employee benefit programs as may be available to other senior officers from time to time. Mr. Dewey’s employment agreement prohibits him from competing with certain of our businesses during his employment and for 24 months following termination, or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us during his employment and for 18 months following termination.

Mr. Graziosi’s employment agreement, dated as of December 21, 2016, has a term ending on May 31, 2018. The employment agreement entitles Mr. Graziosi to an annual base salary and annual performance-based bonus award and participation in our long-term incentive program and employee benefit programs as may be available to other senior officers from time to time. Mr. Graziosi’s employment agreement prohibits him from competing with certain of our businesses during his employment and for 24 months following termination, or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us during his employment and for 18 months following termination. The Board has appointed Mr. Graziosi to the position of President and CEO effective June 1, 2018.

In addition, Messrs. Dewey and Graziosi are entitled to the following retention awards pursuant to their employment agreements:

•

Graziosi Cash Retention Award: For 2016 and 2017, Mr. Graziosi was awarded a cash retention award of $425,000 payable on January 15, 2017 for 2016 service, which payment was already contemplated as part of Mr. Graziosi’s prior employment agreement, and of $500,000 payable on June 15, 2018 for service through May 31, 2018.

•

RSU Retention Award: Messrs. Dewey and Graziosi were granted RSUs on December 21, 2016, the effective date of their respective employment agreements. Mr. Dewey received 25,000 RSUs vesting on May 31, 2018, subject to his continued employment with us. Mr. Graziosi was awarded 20,000 RSUs vesting on May 31, 2018, subject to his continued employment with us.

36	2018 PROXY STATEMENT

For information on the potential payments Messrs. Dewey and Graziosi would have received under their employment agreements had their employment been terminated by us without cause, by the executive for good reason, due to non-extension of the employment term, due to the executive’s death or disability or due to the executive’s retirement, in each case, on December 31, 2017, see “Potential Payments upon Termination or Change-in-Control” below.

Graziosi Severance and Change in Control Agreement. Mr. Graziosi’s Agreement provides that:

•

upon termination of Mr. Graziosi’s employment without cause or Mr. Graziosi’s resignation of employment for good reason, each a “Qualifying Termination,” Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company. In addition, any cash retention awards and equity or equity-based awards granted under our equity compensation plans prior to the effective date of the Agreement will be treated in accordance with the documents governing such awards or as otherwise provided in Mr. Graziosi’s prior employment agreement, as applicable.

•

if Mr. Graziosi’s Qualifying Termination occurs within two years following a change in control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

•

if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, pro-rated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason.

CiC Agreements. The CiC Agreements for Messrs. Coll, Dick and Kirk are intended to ensure our management’s interests align with the best interests of our stockholders in the event of a transaction that would constitute a change in control, and also to maintain continuity of management in the context of a transaction in which we undergo a change in control (as defined in the CiC Agreement). Payments under these agreements are “double triggered,” which means that payment of severance to the executive is only paid if (i) we have experienced a change in control, and (ii) the executive’s employment is terminated without cause or the executive resigns with good reason within two years of the change in control. The severance paid under the agreements will be in an amount equal to two times the sum of (1) annual base salary plus (2) target bonus amount. In addition, all unvested equity or equity-based awards will fully vest upon a qualifying termination.

For each of the NEOs, “Cause” and “Good Reason” are defined in the applicable employment agreement or CiC Agreements. For more information on the potential payments Messrs. Coll, Dick and Kirk would have received under their CiC Agreements had their employment been terminated without Cause or for Good Reason following a change in control on December 31, 2017, see “Potential Payments upon Termination or Change-in-Control” below.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal liability insurance to our

2018 PROXY STATEMENT	37

executive officers and well as higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles and, for certain executives (generally executives who commenced service with our predecessor prior to our separation from General Motors), an automobile allowance. The automobile allowance was terminated in the third quarter of 2017. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.

Tax Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code, as in effect prior to the enactment of the U.S. Tax Cuts and Jobs Act of 2017, or the Tax Cuts Act, in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable treasury regulations. As a general matter, in making its previous NEO compensation decisions, our Compensation Committee was mindful of the benefit to us of the full deductibility of compensation, while believing that we should maintain flexibility in compensating our executive officers in a manner that could best promote our corporate objectives.

The Tax Cuts Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Compensation Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Cuts Act with respect to performance-based compensation payable under outstanding awards granted before November 2, 2017 under the 2015 Plan in order to qualify them for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the related requirements for transitional relief.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

38	2018 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the NYSE and the rules and regulations of the SEC.

We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 and the proxy statement for the 2018 annual meeting of stockholders.

The Compensation Committee

Richard V. Reynolds, Chairman

Stan A. Askren

Richard P. Lavin

James A. Star

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2017, 2016 and, where applicable, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
Lawrence E. Dewey	2017	1,000,000	—		2,532,836	507,192	3,675,000	102,520	79,868	7,897,416
Chairman and Chief Executive Officer	2016 2015	800,000 800,000	500,000 300,000		2,830,957 2,092,070	423,076 511,141	2,210,217 1,112,500	73,442 60,579	76,277 70,915	6,913,969 4,947,205
David S. Graziosi	2017	700,000	—		1,739,920	221,896	2,187,500	—	103,057	4,952,373
President, Chief Financial Officer and Assistant Secretary	2016 2015	650,000 575,000	425,000 250,000		1,369,006 641,628	146,668 156,764	1,376,781 622,500	— —	59,779 56,821	4,027,234 2,302,713
John M. Coll	2017	375,000	385,000	(5)	379,938	76,080	937,500	—	52,324	2,205,842
Senior Vice President, Global Marketing, Sales and Service	2016	87,500	—		583,170	—	200,000	—	2,185	872,855
Michael A. Dick	2017	400,000	—		405,233	81,154	1,000,000	93,729	73,800	2,053,916
Senior Vice President, Operations and Purchasing	2016	350,000	—		276,636	59,231	675,000	62,150	51,856	1,474,873
Randall R. Kirk	2017	375,000	62,500	(5)	379,938	76,080	937,500	101,186	71,549	2,003,753
Senior Vice President, Product Engineering and Product Teams	2016 2015	375,000 375,000	— —		296,413 313,845	63,466 76,680	725,000 375,000	73,444 61,561	53,800 49,175	1,587,123 1,251,261

(1)

Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all awards of stock granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2017—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2017 and NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2016 and December 31, 2015 for awards granted in 2016 and 2015, respectively.

For 2017, amounts shown include RSUs and performance units granted on February 22, 2017 to all NEOs. To determine the grant date fair value of the RSUs, we used $37.11, the closing market price of a share of our common stock as reported by the NYSE on the date of grant.

Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant

2018 PROXY STATEMENT	39

date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Dewey	1,444,066	2,888,131
Mr. Graziosi	1,263,576	2,527,152
Mr. Coll	216,617	433,234
Mr. Dick	231,039	462,077
Mr. Kirk	216,617	433,234

The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future.

(2)

Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2017—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2017 and NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2016 and December 31, 2015 for stock options granted in 2016 and 2015, respectively. For 2017, amounts shown include stock options granted on February 22, 2017.

(3)

Represents the awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2017 Compensation Decisions—Annual Performance-Based Compensation” above.

(4)	Amounts for 2017 include the following:

	Dewey	Graziosi	Coll	Dick		Kirk
Automobile allowance	10,800	—	—	32,400	(a)	32,400	(a)
Employer contributions under 401(k) Plan	10,800	24,300	21,628	13,500		10,800
Employer contributions under Deferred Compensation Plan	40,000	28,000	15,000	16,000		15,000
Company-paid life and disability insurance premiums	15,444	5,382	4,002	7,917		11,484
Personal use of Company automobiles	1,386	251	1,048	—		427
Company-paid Personal Umbrella Liability Insurance premiums	1,438	1,438	1,438	1,438		1,438
Relocation Expenses(b)	—	—	9,208	—		—
Scholarship Voucher	—	—	—	2,545		—
Term Life Insurance Policy Reimbursement(c)	—	5,501	—	—		—
Attorney’s Fees(d)	—	38,185	—	—		—

(a)	Includes a lump sum program termination payment of $21,600.
(b)	Represents expenses paid in connection with Mr. Coll’s relocation to Indianapolis.
(c)	Represents reimbursement for the cost of a term life insurance policy, as provided in Mr. Graziosi’s employment agreement.
(d)	Represents expenses paid in connection with the negotiation of Mr. Graziosi’s severance and change in control agreement.

(5)

Represents a sign-on bonus paid to Mr. Coll and the discretionary portion of Mr. Kirk’s IComp payment. See “Compensation Discussion and Analysis—Coll Sign-On Bonus” and “Compensation Discussion and Analysis—2017 Compensation Decisions—Annual Performance-Based Compensation” above.

40	2018 PROXY STATEMENT

Grants of Plan-Based Awards for 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)			Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Lawrence E. Dewey	02/22/2017							29,339	—	—	1,088,770(2)
	02/22/2017							—	58,679	37.11	507,192(3)
	02/22/2017				14,669	29,339	58,679	—	—	—	1,444,066(4)
	—	—	1,500,000	3,750,000
David S. Graziosi	02/22/2017							12,836	—	—	476,344(2)
	02/22/2017							—	25,672	37.11	221,896(3)
	02/22/2017				12,836	25,672	51,344	—	—	—	1,263,576(4)
	—	—	875,000	2,187,500
John M. Coll	02/22/2017							4,401	—	—	163,321(2)
	02/22/2017							—	8,802	37.11	76,080(3)
	02/22/2017				2,200	4,401	8,802	—	—	—	216,617(4)
	—	—	375,000	937,500
Michael A. Dick	02/22/2017							4,694	—	—	174,194(2)
	02/22/2017							—	9,389	37.11	81,154(3)
	02/22/2017				2,347	4,694	9,389	—	—	—	231,039(4)
	—	—	400,000	1,000,000
Randall R. Kirk	02/22/2017							4,401	—	—	163,321(2)
	02/22/2017							—	8,802	37.11	76,080(3)
	02/22/2017				2,200	4,401	8,802	—	—	—	216,617(4)
	—	—	375,000	937,500

(1)

Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2018 for 2017 performance were as follows:

	Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Dewey	3,675,000
Mr. Graziosi	2,187,500
Mr. Coll	937,500
Mr. Dick	1,000,000
Mr. Kirk	1,000,000	(a)

(a)	Amount includes $62,500 reported in the Bonus column of the Summary Compensation Table.

See “Compensation Discussion and Analysis—2017 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount.

(2)

Amounts represent the grant date fair value of RSUs granted to the NEOs on February 22, 2017, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(3)

Amounts represent the grant date fair value of option awards granted to the NEOs on February 22, 2017, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(4)

Amounts represent the grant date fair value of performance units granted to the NEOs on February 22, 2017 based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

2018 PROXY STATEMENT	41

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2017. Amounts actually paid for 2017 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and for Mr. Kirk, in the column titled “Bonus”. Material terms of the IComp awards, including a discussion of the applicable performance measures and target, maximum and actual performance for 2017, are described above under “Compensation Discussion and Analysis—2017 Compensation Decisions—Annual Performance-Based Compensation.”

Equity Incentive Plan Awards. The equity incentive plan awards were granted under the 2015 Plan and represent performance unit awards, RSUs and stock options.

Performance Units. The grant date fair value of these performance units was $49.22 per share underlying the unit, as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:

2017
Expected volatility	17%-48%
Expected term (in years)	2.86
Risk-free rate	1.45%

Material terms of the performance units, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2019, are described above under “Compensation Discussion and Analysis—2017 Compensation Decisions—Long-Term Equity Incentive Awards.”

RSUs. The RSUs were granted under the 2015 Plan. The grant date fair value of the RSUs was $37.11 per share, which was the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest on the third anniversary of the date of grant, contingent on continued employment through the vesting date. Material terms of the RSUs are described above under “Compensation Discussion and Analysis—2017 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.

Option Awards. The option awards were granted under the 2015 Plan and represent nonqualified stock options. The grant date fair value of these awards was $8.6435 per share underlying the options, as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:

2017
Expected volatility	24.87%
Expected dividend yield	1.62%
Expected term (in years)	6.34
Risk-free rate	2.13%

Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. We currently pay a $0.15 dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The stock options become exercisable on the third anniversary of the grant date, contingent on continued employment through the vesting date, and expire ten years from the date of grant. The stock options have an exercise price of $37.11 per share, which was the closing price of a share of our common stock on the date of grant as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2017 Compensation Decisions—Long-Term Equity Incentive Awards.”

42	2018 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding the stock options and stock awards held by the NEOs as of December 31, 2017.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Lawrence E. Dewey	190,400(1)	—	23.58	3/24/2023
	151,200(2)	—	30.23	2/17/2024
	—	60,940(4)	32.13	2/18/2025
	—	80,128(5)	23.59	2/16/2026
	—	58,679(6)	37.11	2/22/2027
					127,245	5,480,442	99,873	4,301,530
David S. Graziosi	46,200(2)	—	30.23	2/17/2024
	—	18,690(4)	32.13	2/18/2025
	—	27,778(5)	23.59	2/16/2026
	—	25,672(6)	37.11	2/22/2027
					57,112	2,459,814	48,906	2,106,381
John M. Coll	—	8,802(6)	37.11	2/22/2027
					18,759	807,950	4,401	189,551
Michael A. Dick	13,130(2)	—	30.23	2/17/2024
	—	11,960(4)	32.13	2/18/2025
	—	11,218(5)	23.59	2/16/2026
	—	9,389(6)	37.11	2/22/2027
					13,986	602,377	10,303	443,750
Randall R. Kirk	67,439(3)	—	8.44	10/21/2019
	58,471(3)	—	12.66	10/21/2019
	159,656(3)	—	16.88	10/21/2019
	25,200(1)	—	23.58	3/24/2023
	21,000(2)	—	30.23	2/17/2024
	—	9,142(4)	32.13	2/18/2025
	—	12,020(5)	23.59	2/16/2026
	—	8,802(6)	37.11	2/22/2027
					15,273	657,808	14,982	645,275

(1)	The option became exercisable with respect to 100% of the underlying shares on December 15, 2015.

(2)	The option became exercisable with respect to 100% of the underlying shares on December 1, 2016.

(3)	The option became exercisable with respect to one-third of the underlying shares on October 1, 2010, October 1, 2011 and October 1, 2012.

(4)	The option vests with respect to 100% of the underlying shares on February 19, 2018.

(5)	The option vests with respect to 100% of the underlying shares on February 17, 2019.

(6)	The option vests with respect to 100% of the underlying shares on February 22, 2020.

(7)	Includes unvested restricted stock and RSUs.

2018 PROXY STATEMENT	43

(8)

Calculated by multiplying the number of shares of restricted stock and RSUs that have not vested by $43.07, the closing price of a share of our common stock on December 29, 2017 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	Restricted Stock (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Dewey	02/19/2018	30,470	—	—
	05/31/2018	—	25,000	399
	02/17/2019	—	40,064	1,504
	02/22/2020	—	29,339	469
Mr. Graziosi	02/19/2018	9,345	—	—
	05/31/2018	—	20,000	321
	02/17/2019	—	13,889	517
	02/22/2020	—	12,836	204
Mr. Coll	07/01/2018	—	7,000	144
	07/01/2019	—	7,000	144
	02/22/2020	—	4,401	70
Mr. Dick	02/19/2018	—	3,220	182
	02/17/2019	—	5,609	207
	02/22/2020	—	4,694	74
Mr. Kirk	02/19/2018	4,571	—	—
	02/17/2019	—	6,010	221
	02/22/2020	—	4,401	70

(9)	Includes unvested and unearned performance shares and performance units at target level.

(10)

Calculated by multiplying the number of performance shares and performance units that have not vested by $43.07, the closing price of a share of our common stock on December 29, 2017 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards at target level, subject to achievement of the performance conditions:

	Vesting Date	Performance Shares (#)	Performance Units (#)
Mr. Dewey	No later than 02/28/2018	30,470	—
	No later than 02/28/2019	—	40,064
	No later than 02/28/2020	—	29,339
Mr. Graziosi	No later than 02/28/2018	9,345	—
	No later than 02/28/2019	—	13,889
	No later than 02/28/2020	—	25,672
Mr. Coll	No later than 02/28/2020	—	4,401
Mr. Dick	No later than 02/28/2019	—	5,609
	No later than 02/28/2020	—	4,694
Mr. Kirk	No later than 02/28/2018	4,571	—
	No later than 02/28/2019	—	6,010
	No later than 02/28/2020	—	4,401

44	2018 PROXY STATEMENT

Options Exercised and Stock Vested during 2017

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Lawrence E. Dewey	—	—	20,000	699,600
David S. Graziosi	361,586	7,497,014	15,000	524,700
John M. Coll	—	—	7,087	265,833
Michael A. Dick	15,600	296,477	—	—
Randall R. Kirk	93,208	2,006,947	—	—

(1)	Includes restricted stock, RSUs and dividend equivalents that vested as follows:

	Date	Restricted Stock (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Dewey	01/31/2017	20,000	—	—
Mr. Graziosi	01/31/2017	15,000	—	—
Mr. Coll	7/01/2017	—	7,000	87

Pension Benefits for 2017

The following table sets forth information regarding the accrued pension benefits for the NEOs for 2017 under our defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence E. Dewey	Allison Transmission Retirement Program for Salaried Employees	10.4	517,210	—
Michael A. Dick	Allison Transmission Retirement Program for Salaried Employees	10.4	422,891	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	10.4	506,831	—

Messrs. Dewey, Dick and Kirk participate in our defined benefit plan. Messrs. Coll and Graziosi did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plans” above.

For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see NOTE 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

2018 PROXY STATEMENT	45

Nonqualified Deferred Compensation for 2017

The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2017 under our Deferred Compensation Plan. For a description of this plan see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Lawrence E. Dewey	829,372	40,000	229,670	—	1,673,101
David S. Graziosi	35,000	28,000	58,163	—	401,532
John M. Coll	18,750	15,000	3,368	—	37,118
Michael A. Dick	700,840	16,000	196,340	—	1,390,358
Randall R. Kirk	128,750	15,000	75,316	—	452,935

(1)	The amounts shown in this column are reported in the Summary Compensation Table for 2017 as follows:

	Amount Reported in the Summary Compensation Table as part of Salary ($)	Amount Reported in the Summary Compensation Table as part of Non- Equity Incentive Plan Compensation ($)
Mr. Dewey	100,000	729,372
Mr. Graziosi	35,000	—
Mr. Coll	18,750	—
Mr. Dick	40,000	660,840
Mr. Kirk	56,250	72,500

(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2017 as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:

	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2017 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2016 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2015 ($)
Mr. Dewey	869,372	191,625	172,600
Mr. Graziosi	63,000	57,094	51,750
Mr. Coll	33,750	—	N/A
Mr. Dick	716,840	275,853	N/A
Mr. Kirk	143,750	90,000	52,500

46	2018 PROXY STATEMENT

Potential Payments upon Termination or Change-in-Control

Messrs. Dewey and Graziosi each have an agreement that provides for severance benefits upon termination of employment. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment effective as of December 31, 2017 (i) by us without cause, (ii) due to the executive’s death or disability, or (iii) due to the executive’s resignation for good reason, Mr. Dewey would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Due to Death or Disability ($)
Lawrence E. Dewey	Salary	3,000,000	2,000,000
	Bonus	6,997,717	4,665,145
	Stock Options (Accelerated)(1)	2,577,304	2,577,304
	Restricted Stock (Accelerated)(2)	1,312,343	1,312,343
	RSUs (Accelerated)(3)	4,168,099	4,168,099
	Benefit continuation(4)	80,603	80,603

	Total	18,136,066	14,803,494

(1)

Amounts represent the value of unvested stock options held by Mr. Dewey that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.07, the closing price of our common stock on the NYSE on December 29, 2017, multiplied by the number of shares of common stock underlying “in-the-money” options.

(2)

Amount represents the value of unvested restricted stock held by Mr. Dewey that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted stock that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance shares continue to vest in accordance with their terms.

(3)

Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Dewey that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance units continue to vest in accordance with their terms.

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

At the end of Mr. Dewey’s term under his employment agreement, which is May 31, 2018, he is entitled to receive: (i) a prorated IComp payment for 2018 based on the achievement of the performance metrics established by the Compensation Committee for 2018, payable in the first quarter of 2019, (ii) full and immediate vesting of all unvested equity awards granted in connection with our annual long-term equity incentive program, and (iii) continuation of group health benefits until Mr. Dewey reaches the age of 65 or the date when Mr. Dewey is eligible for coverage under Medicare.

2018 PROXY STATEMENT	47

Assuming a termination of employment effective as of December 31, 2017 (i) by us without cause, (ii) due to the executive’s death or disability, (iii) due to our nonextension of the executive’s employment term, (iv) due to the executive’s resignation for good reason or (v) due to the executive’s retirement, Mr. Graziosi would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause, Resignation for Good Reason or Non-Extension of Term by Company ($)	Termination Due to Death or Disability ($)	Termination Upon Retirement ($)
David S. Graziosi	Salary	2,100,000	1,400,000	—
	Bonus	4,186,781	2,791,187	—
	Stock Options (Accelerated)(1)	898,589	576,125	576,125
	Restricted Stock (Accelerated)(2)	402,489	384,478	384,478
	RSUs (Accelerated)(3)	2,057,325	1,170,659	1,170,659
	Unpaid Retention Award	500,000	—	—
	Benefit continuation(4)	55,354	100,031	35,466

	Total	10,200,538	6,422,480	2,166,727

(1)

Amounts represent the value of unvested stock options held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.07, the closing price of our common stock on the NYSE on December 29, 2017, multiplied by the number of shares of common stock underlying “in-the-money” options.

(2)

Amount represents the value of unvested restricted stock held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted stock that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance shares continue to vest in accordance with their terms.

(3)

Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance units continue to vest in accordance with their terms.

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

48	2018 PROXY STATEMENT

Messrs. Coll, Dick and Kirk each have a CiC Agreement which provides for severance benefits upon a termination of employment by us without cause or by the executive for good reason, in either case, within two years following a change in control. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment in the event of a change in control had occurred on December 31, 2017, Messrs. Coll, Dick and Kirk would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or for Good Reason ($)
John M. Coll	Salary	750,000
	Bonus	750,000
	RSUs (Accelerated)(1)	807,950
	Stock Options (Accelerated)(2)	52,460

	Total	2,360,410
Michael A. Dick	Salary	800,000
	Bonus	800,000
	RSUs (Accelerated)(1)	602,377
	Stock Options (Accelerated)(2)	405,327

	Total	2,607,704
Randall R. Kirk	Salary	750,000
	Bonus	750,000
	RSUs (Accelerated)(1)	460,935
	Stock Options (Accelerated)(2)	386,623
	Restricted Stock (Accelerated)(3)	196,873

	Total	2,544,431

(1)

Amount represents the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance units continue to vest in accordance with their terms.

(2)

Amounts represent the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.07, the closing price of our common stock on the NYSE on December 29, 2017, multiplied by the number of shares of common stock underlying “in-the-money” options.

(3)

Amount represents the value of unvested restricted stock held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted stock that would vest by $43.07, the closing price of our common stock on the NYSE on December 29, 2017. Unvested performance shares continue to vest in accordance with their terms.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2017, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2017 Compensation Decisions—Base Compensation.”

2018 PROXY STATEMENT	49

Director Compensation

For 2017, Mr. Dewey, who is an employee of the Company, received no additional compensation for serving on our Board or its committees. Mr. Dewey’s compensation is reported in the Summary Compensation Table above. During 2017, we provided the following compensation to our non-employee members of the Board:

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Total ($)
Stan A. Askren	83,750	119,979	203,729
David F. Denison(1)	45,000	—	45,000
David C. Everitt	80,000	119,979	199,979
Alvaro Garcia-Tunon	92,500	119,979	212,479
William R. Harker(2)	42,500	119,979	162,479
Richard P. Lavin	81,250	119,979	201,229
Thomas W. Rabaut	110,000	119,979	229,979
Francis Raborn	92,500	119,979	212,479
Richard V. Reynolds	97,500	119,979	217,479
Gregory P. Spivy(1)	40,000	—	40,000
James A. Star	81,250	119,979	201,229

(1)	Messrs. Denison and Spivy were members of the Board until May 11, 2017 and did not receive any payments for service beyond the 2017 annual meeting of stockholders.

(2)	Mr. Harker was elected to the Board in May 2017.

(3)

Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:

Name	Annual Retainer— Common Stock (#)	Annual Retainer—Cash ($)	Committee Fees—Cash ($)	Annual Retainer and Committee Fees—DSUs (#)
Mr. Askren	1,932	—	8,750	—
Mr. Denison	—	—	—	1,184
Mr. Everitt	—	75,000	5,000	—
Mr. Garcia-Tunon	—	—	—	2,380
Mr. Harker	—	—	—	1,070
Mr. Lavin	965	37,500	6,250	—
Mr. Rabaut	1,932	—	17,500	460
Mr. Raborn	987	37,500	17,500	—
General Reynolds	—	75,000	22,500	—
Mr. Spivy	—	37,500	2,500	—
Mr. Star	1,932	—	6,250	—

50	2018 PROXY STATEMENT

(4)

Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:

Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Mr. Askren	3,185	—
Mr. Everitt	—	3,185
Mr. Garcia-Tunon	—	3,185
Mr. Harker	—	3,185
Mr. Lavin	3,185	—
Mr. Rabaut	3,185	—
Mr. Raborn	3,185	—
General Reynolds	—	3,185
Mr. Star	3,185	—

(5)	As of December 31, 2017, our directors had the following number of RSUs and DSUs outstanding:

Name	RSUs (#)	DSUs (#)
Mr. Askren	3,185	—
Mr. Everitt	—	11,883
Mr. Garcia-Tunon	—	12,827
Mr. Harker	—	4,255
Mr. Lavin	3,185	—
Mr. Rabaut	3,185	1,051
Mr. Raborn	3,185	—
General Reynolds	—	17,509
Mr. Star	3,185	—

The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards.

Director Compensation Policy

Under our Third Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:

•

an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation and Nominating and Corporate Governance Committees; and

•	an annual equity award.

For their service as members of our Board, all non-employee directors received an annual retainer of $75,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2015 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash. For service as a member of the Nominating and Corporate Governance Committee, each committee member received an annual cash retainer of $5,000. For service as a member of the Compensation Committee, each committee member received an annual cash retainer of $7,500. The annual cash retainer for service on our Audit Committee and for service as the chair of our Nominating and Corporate Governance Committee is $10,000. The annual cash retainer for service as the chair of our Compensation Committee is $15,000. The annual cash retainer for service as the chair of our Audit Committee is $20,000. Each non-employee director will also receive an annual equity award of $120,000 payable 100% in RSUs granted under the 2015 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant). The Lead Director will receive a $25,000 annual cash retainer.

2018 PROXY STATEMENT	51

Director Deferred Compensation Plan

We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive deferred stock units under the Director Compensation Policy. Deferred stock units received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each deferred stock unit represents the right to receive one share of our common stock, or an equivalent amount of cash.

52	2018 PROXY STATEMENT

Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Lawrence E. Dewey, our Chairman and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all Allison employees, other than our CEO, was $80,447; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,897,416.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Dewey, our Chief Executive Officer, to the median of the annual total compensation of all employees was 98 to 1.

To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•

We determined that, as of December 1, 2017, our employee population excluding our CEO consisted of 2,691 individuals working at our parent company and consolidated subsidiaries, with approximately 89% of these individuals located in the United States as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 15, 2018, or our Annual Report.

•

To identify the median employee from our employee population, we compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2017 to December 31, 2017, as reflected in our payroll records. In making this determination, we annualized the compensation of approximately 318 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year.

•

Once we identified our median employee using this methodology, we combined all of the elements of such employee’s compensation for 2017 in accordance with applicable SEC regulations in the same manner that we determined the annual total compensation of our CEO for purposes of the Summary Compensation Table, resulting in annual total compensation of $80,447. The difference between such employee’s cash wages and the employee’s annual total compensation represents the employee’s IComp payment and employer contributions under our 401(k) Plan.

2018 PROXY STATEMENT	53

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	2,144,928	(2)	$26.08	(3)	14,311,953	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	2,144,928		$26.08		14,311,953

(1)	Consists of the 2015 Plan, Allison Transmission Holdings, Inc. Equity Incentive Award Plan, or the 2011 Plan, and Equity Incentive Plan of Allison Transmission Holdings, Inc., or the 2007 Plan.

(2)	Includes 545,763 shares subject to RSU and performance unit awards and 10,257 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSU awards.

(3)

Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.

(4)

Represents shares available for issuance under the 2015 Plan. No shares remain available for future issuance under the 2011 Plan or the 2007 Plan. However, to the extent outstanding stock options under the 2011 Plan or the 2007 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2015 Plan. As of December 31, 2017, 411,080 shares that were previously subject to stock options or RSUs outstanding under the 2011 Plan and the 2007 Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2015 Plan.

54	2018 PROXY STATEMENT

Stockholder Proposals at 2019 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2019 annual meeting of stockholders must be received no later than November 29, 2018. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.

Notice of any director nomination or other proposal that a stockholder intends to present at the 2019 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than the close of business on January 9, 2019 and not later than 5:00 p.m. Eastern Time on February 8, 2019. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2019 annual meeting of stockholders.

In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2019 annual meeting of stockholders must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than the close of business on October 30, 2018 and not later than the close of business on November 29, 2018. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2019 annual meeting of stockholders.

A copy of the Bylaw provisions may be obtained by contacting our General Counsel and Secretary.

2018 PROXY STATEMENT	55

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

Annual Report on Form 10-K

Stockholders may receive, without charge, a copy of our 2017 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2017 Annual Report on Form 10-K to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2017 Annual Report on Form 10-K is also available in the Investor Relations section of our website, www.allisontransmission.com.

56	2018 PROXY STATEMENT

ALLISON Transmission One Allison Way Indianapolis, IN 46222-5200 317.242.5000 allisontransmission.com

        ALLISON TRANSMISSION HOLDINGS, INC.

        ONE ALLISON WAY

        INDIANAPOLIS, IN 46222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42323-P03190 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Stan A. Askren	☐	☐	☐
	1b.	Lawrence E. Dewey	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
	1c.	David C. Everitt	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	☐	☐	☐
	1d.	Alvaro Garcia-Tunon	☐	☐	☐

	1e.	David S. Graziosi	☐	☐	☐

NOTE: If any other business properly comes before the 2018 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

	1f.	William R. Harker	☐	☐	☐

	1g.	Richard P. Lavin	☐	☐	☐
	1h.	Thomas W. Rabaut	☐	☐	☐
	1i.	Richard V. Reynolds	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

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E42324-P03190

ALLISON TRANSMISSION HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2018 11:00 A.M., EDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., EDT on May 9, 2018, at the Andaz Wall Street located at 75 Wall Street, New York, New York 10005 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all nominees listed on the reverse side for election to the Board of Directors, “FOR” Proposal 2 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side